Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to use in this Post-Effective Amendment No. 2 to Registration Statement (No. 333-192612) on Form S-1 of Ener-Core, Inc. and Subsidiary (collectively, the “Company”) of our report dated March 31, 2015, relating to our audit of the consolidated financial statements, which includes an emphasis paragraph relating to the uncertainty as to the Company’s ability to continue as a going concern, appearing in the Prospectus, which is a part of such Registration Statement, and to the reference to our firm under the caption “Experts” in such Prospectus.

/s/ SingerLewak LLP

SingerLewak LLP

Los Angeles, California

April 16, 2015